Exhibit 99.2

Questcor Pharmaceuticals (Nasdaq: QCOR) Q3 2011 Earnings Call

October 25, 2011

MANAGEMENT DISCUSSION

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Questcor Third Quarter Conference Call. During today’s presentation all participants will be in a listen-only mode. Following the presentation, the conference will be opened for questions. [Operator Instructions]

Today’s conference is being recorded October 25, 2011. I would now like to turn the conference over to Doug Sherk. Please go ahead.

Doug Sherk

Thank you, operator, and good afternoon everyone. Thank you for joining us today on the Questcor Pharmaceuticals conference call to discuss the third quarter 2011 financial results. This afternoon at the market close, Questcor issued its third quarter earnings release, which is posted on the company’s website at www.questcor.com. This call is being broadcast live via webcast with an accompanying slide presentation. An archive of both will also be available at the Questcor’s website.

To access the webcast including the presentation slides and the archive, go to Questcor’s website at www.questcor.com in the Investor Relations section under Events and Presentation. If you are listening via telephone to view the accompanying presentation slides, navigate to the live webcast as noted and choose the No Audio-Slides Only option to view the slides in conjunction with the live conference call. There will be a taped replay of this call, which will be available approximately one hour after the call’s conclusion and will remain available for seven days. The operator will provide the replay instructions at the end of today’s call.

Before we get started, I’d like to remind you that during the course of this conference call, the company will make projections and forward-looking statements regarding future events. We encourage you to review the company’s past and future filings with the SEC, including without limitation the company’s Forms 10-K and 10-Q, which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements.

With that out of the way, let me turn the call over to Don Bailey, President and Chief Executive Officer of Questcor Pharmaceuticals.

Don Bailey

Thanks, Doug. Good afternoon, everyone. With me today are several other members of our management team. Steve Cartt, our Chief Business Officer; and Mike Mulroy, our CFO, will be making prepared remarks and others are here to answer questions.

The highlights for the third quarter of 2011 are on the screen if you are viewing the accompanying slide presentation. The highlights demonstrate that Questcor’s strategy to sell more Acthar continues to generate increasing revenue and earnings. Our commercial organization is steadily expanding the number of neurologists, nephrologists, and child neurologists prescribing Acthar.

Acthar paid prescriptions in the MS market grew 174% over the third quarter of 2010, marking our 15th consecutive quarter of growing MS paid scripts. During the quarter, we also completed the planned expansion of our Nephrology Sales Force. Although our selling effort was somewhat disrupted by this expansion, paid Acthar prescriptions for nephrotic syndrome increased in the quarter over the second quarter.

Our continued success in these key markets combined with solid, IS paid scripts in the quarter led to increases in shipments of Acthar vials, increased net sales, higher operating margins, higher earnings, higher EPS, and most importantly, higher cash levels.

This chart; the chart on the screen now, shows Acthar’s MS prescription growth on a quarterly basis. A key priority remains growing the use of Acthar in the treatment of MS exacerbations or relapses and this focus drove our year-over-year increase in the number of paid Acthar prescriptions for MS.

In the third quarter of 2011, we had 886 paid MS scripts compared with 323 scripts a year ago. The major factors behind the increased prescriptions are positive patient outcomes and the increasing productivity of our larger MS commercial team.

On to the next chart; this chart shows the same MS paid prescription data on a monthly basis. You can see the MS script level during the third quarter increased each month of the quarter. You should also note that some months are sequentially down and some up over the longer history, but that the overall trend is about a 160% compounded annualized growth rate over four years.

So while Acthar has shown rapid growth in the MS market this year, we believe we may still be early on in penetrating this market. We do not have definitive data on the total number of MS relapse patients for whom steroids are not returning them to an acceptable quality of life, but we believe there is ample room for growth for Acthar usage in this MS market.

Based on the estimated 200,000 relapses annually in the U.S. and the annualized third quarter prescription count of about 4,000 Acthar, MS prescriptions, we likely only have single-digit penetration of this market.

Let me turn to our efforts in building the use of Acthar to treat nephrotic syndrome. As I mentioned in the highlights, our efforts resulted in an increase in paid Acthar prescriptions for nephrotic syndrome in the third quarter, despite the disruption caused by the Nephrology Sales Force expansion.

Nephrotic syndrome is a kidney disorder characterized by a high level of protein in the urine, a condition called proteinuria. If not successfully treated, these patients are headed for end-stage renal disease, then to dialysis where one’s life expectancy is about five years. There is a significant unmet need, no standard of care and treatment and the market size looks promising for Acthar and Questcor.

This chart shows Acthar paid prescriptions for the last seven quarters for nephrotic syndrome. Though our prescription numbers in this area are small, script growth is roughly tracking the pattern for MS three years ago. It’s important to note that each Acthar nephrotic syndrome script generates more net sales than MS due to the higher number of vials needed to complete the treatment for nephrotic syndrome.

We initiated our dedicated commercial effort for nephrotic syndrome in March of this year with a five-person sales and one person marketing team. They had some traction in the first quarter with 18 new prescriptions and their efforts generated 45 new prescriptions in Q2. Based on this early success, we announced on our last earning’s conference call in July that we would expand our nephrology commercial effort in Q3.

A portion of the new sales representatives finished training and were making sales calls during the latter part of the quarter. As a result, we ended up with 60 new paid Acthar prescriptions in the third quarter, about half of which came in September. We are very encouraged with these early results, since the remainder of the new team completed training and began making sales calls at the beginning of October.

Now, I will turn the call over to Steve to provide some color regarding our commercial effort and then Mike will briefly discuss our financial performance. Then I will provide a few final remarks, then we’ll open up the call to your questions. Steve?

Steve Cartt

Thanks, Don. As Don mentioned, we shipped 886 paid Acthar prescriptions for the treatment of MS relapses during the third quarter of 2011. This was an increase of 174% over the year ago period. In addition to strong script growth other positive trends in our MS business indicate that we are building momentum in this key Acthar market.

For example, we are steadily expanding the number of both new and repeat Acthar prescribers and broadening participation across all regions of the county. The number of Acthar prescribers in MS is roughly 500, which is still just a small fraction of the over 4,000 neurologists in the U.S currently being called on by our sales force. So with around 3,500 of our current sales targets, not yet prescribing, we clearly still have a lot of work to do in maximizing the full value of Acthar in the MS market.

Naturally, we believe there are significant opportunities over time to move many more neurologists to the Acthar prescriber camp. As a potentially interesting frame of reference, other MS drugs that have been actively promoted for several years, eventually had reached a level of 6,000 to 7,000 prescribing doctors. So based on this and other measures we believe we still have quite a bit of room to grow Acthar in the MS market.

Now I’ll discuss our progress in nephrology. During the third quarter, we completed the planned expansion of our dedicated sales force from five to 28 representatives. And we added staff to both our marketing and reimbursement teams. We are thrilled with the caliber of personnel we were able to attract to Questcor in this expansion.

All sales personnel have now been trained and are making sales calls. We were encouraged to see that paid Acthar nephrotic syndrome prescriptions increased during the quarter to 60. So our team was able to overcome the disruption from all of the hiring and training activities involved in this expansion.

This next slide outlines where our two sales forces are now spending their time. Our specialty sales force is primarily focused on making neurology calls with a very limited amount of activity now in child neurology. We are also now making some calls on nephrologists. But MS is their main focus.

Our Nephrology Sales Force, on the other hand, is 100% focused on the nephrology audience. As a result, we are now beginning to make calls on around 3,000 total nephrologists compared to only 400 prior to the recent expansion. We look forward to the team getting settled into their new territories and becoming fully productive selling Acthar in nephrology during 2012.

As a final note, on our business trends in MS and nephrotic syndrome; September was a particularly strong month for both paid prescriptions in both MS and nephrotic syndrome, with MS having a record month and nephrotic syndrome almost equaling the script count from July and August combined.

Turning now briefly to infantile spasms, there were total of 112 paid prescriptions for Acthar in the third quarter of 2011. This represents the highest quarterly prescription level reach for IS since the third quarter of 2008. It is important to remind everyone that historically we’ve seen significant quarter-to-quarter variability in paid IS prescriptions due to fluctuations in the incidence of this very rare disorder. Nevertheless, we are encouraged with the solid prescription levels we are seeing in this market.

Switching gears to the subject of new scientific data, several Acthar related abstracts will be presented in November at the Annual Meeting of the American Society of Nephrology or ASN held this year in Philadelphia. These abstracts are available on ASN’s website www.asn-online.org. The new data provide further insight into the immune-modulating and other therapeutic properties of Acthar specifically relating to kidney disease. We believe availability of this data provides further evidence for the direct action of Acthar on kidney disease. Importantly, the first three abstracts shown may specifically enhance our near-term selling efforts in nephrology.

Our emerging understanding of the apparent immune-modulating properties of Acthar is also beginning to encourage us to investigate the potentially broader therapeutic applications of Acthar in other inflammatory and autoimmune diseases, many of which are already on the product label for Acthar.

We expect that some investors and research analysts may attend ASN. If you will be attending please contact Greg Gin from EVC, so that we can arrange some time for each of you to talk with our executives and staff who will be at the conference.

So let’s summarize; MS prescription growth for Acthar remained strong during the quarter and we believe that our market penetration here is still fairly low. Our recently expanded Nephrology Sales Force already appears to be gaining traction. And as a result, we believe that this therapeutic area could develop into a significant market for Acthar. And as a final note, our IS business remained solid as well.

Now Mike Mulroy, our CFO will discuss our financial results. Mike?

Michael Mulroy

Thanks, Steve. For the third quarter 2011, we shipped 2,910 vials, up 54% from the third quarter of last year. Medicaid and other reserves in the period were in the normal range and our historic period reserve continues to appear to be adequate. But these reserves are dropping as a percentage of gross sales, because MS and nephrotic syndrome experience a lower portion of Medicaid covered lives than the high percentage of IS patients in Medicaid. If MS and nephrotic syndrome continue to grow much faster than IS, we expect the sales reserve percentage to drop further.

Net sales increased 91% from the year ago period to $59.8 million. Gross profit margin in the second quarter was 94%. Operating expenses were $22.5 million, basically flat from the prior quarter. Operating expenses in the third quarter came in below our expectations, due primarily to a lower than expected number of marketing programs in the quarter and lower R&D expenses. We expect operating expenses to be approximately 20% higher in the fourth quarter as the new nephrology sales team will be in place for the entire quarter and there are many medical conferences such as ECTRIMS, ASN, CNS and AES in the fourth quarter, and R&D expenses are expected to increase.

We also discussed channel inventory in our earnings release. We sell Acthar to a single customer, CuraScript, which then distributes the vials to about a dozen specialty pharmacy companies, one of which is owned by CuraScript. We receive channel inventory information for products held by our distributor and its specialty pharmacy company, but not the other specialty pharmacy companies. While we do not have complete visibility on channel inventory, based on the information we do receive, we believe channel inventory typically runs between 2 to 3 weeks of sales.

For the third quarter of 2011; we entered the quarter with below average channel inventory and finished the quarter with above-average channel inventory. But both of those levels were within Acthar’s normal range of channel inventory.

On a GAAP basis, net income for the quarter rose 98% from the same period one year ago to $22.9 million or $0.35 per share. Non-GAAP net income was $24.3 million, or $0.37 per diluted common share.

We continue to generate strong free cash flows, operating cash flow in the quarter was $32 million, driven primarily by net income and increases in income taxes payable on sales related reserves liabilities, offset by increase in accounts receivable.

As of October 21, Questcor’s cash, cash equivalents and short-term investments totaled $180 million. Return on equity was 57.9% in the third quarter. We did not repurchase any shares in the third quarter, but remain committed to returning cash to shareholders. We’ve returned $78.5 million to share repurchases under this program since the beginning of 2008, representing approximately 40% of our operating cash flow over that period.

Now, I’ll turn the call back to Don.

Don Bailey

Thanks, Mike. To review the third quarter of 2011 performance, demonstrates that we are continuing to deliver on our strategy to sell more Acthar in our key markets—MS, nephrotic syndrome and IS. Increased new paid Acthar prescriptions, especially in MS and nephrotic syndrome, led to increased sales levels combined with strong profit margins and substantial free cash flow. We are continuing to focus on MS and nephrotic syndrome sales. Our expanded nephrology selling effort is underway and already has shown some encouraging early signs. And we are looking forward to new data on Acthar and a productive meeting at ASN. Now, I have one piece of bad news, my cell phone is broken, so please email me if you want to talk about the quarter or the future of Questcor and I will get back to you.

In summary, based on our historical results and our market assessments, we remain excited about Questcor’s prospect going forward and are committed to focusing on the Acthar growth opportunities in front of us.

Operator, you may now open up the call for questions.

QUESTION AND ANSWER

Operator: Thank you, sir. [Operator Instructions] Our first question comes from the line of Chris Holterhoff with Oppenheimer. Please go ahead.

<Q – Chris Holterhoff – Oppenheimer Securities>: Hi, guys. Thanks for taking the questions and congrats on a great quarter. Just wondering, if you’d be willing to quantify or just comment on the level of impact during the quarter that we saw due to the temporary NS sales force disruption?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Well, it’s really hard to quantify. Clearly, there was a disruption and as we’ve talked about in prior communications with shareholders, we definitely saw that during July sales dropped off a little bit. Scripts dropped off a little bit but they picked up in August and picked up again in September. So, we think that disruption is behind us.

<Q – Chris Holterhoff – Oppenheimer Securities>: Okay. And, regarding your NS sales force effort, do you have any updated thoughts about conducting a speaker series for NS similar to what you’ve done with MS flares?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: We’re going to let Eldon Mayer, our Vice President of Commercial Operations, answer that question.

<A – Eldon Mayer – Questcor Pharmaceuticals, Inc.>: We have been actually conducting those at a very low level for some time. But, as you probably know, the establishment and setting up of that whole speaker bureau takes some time. So, we are gradually accelerating that and it’s up and running now. We have a series of speakers who are available to help educate the nephrology community about Acthar and we have our sales force engaged in scheduling those programs.

<Q – Chris Holterhoff – Oppenheimer Securities>: Okay. Thanks a lot for the questions. I’ll jump back in the queue.

Operator: Thank you. Our next question comes from the line of Mario Corso with Caris & Company. Please go ahead.

<Q – Mario Corso – Caris & Co., Inc.>: Yes, thanks. Congratulations on the great quarter. A couple of things on NS; number one, as we think about looking ahead to the fourth quarter, how are you guys thinking about selling days, seasonality, and so forth with respect to the overall business? And, then specific to NS, so if there were 30 or so prescriptions in the month of September, and obviously if we just straight-line that in the fourth quarter, we get into the range of 100 or so. And, I’m wondering within that strong September, if you can talk about how much of that increased productivity was due to newer reps as opposed to existing reps? Thanks a lot.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Sure, Mario. So, let’s see; we’ve got several things there. First of all, there are probably fewer selling days in the fourth quarter due to holidays and that’s going to vary by specialty probably and the efficiency of the condition being treated. So, for example, IS is urgent, MS is pretty urgent, nephrotic syndrome is not urgent even though the patient is headed for problems. So, we may see more of a slowdown in that area. Of course, we haven’t been through this before so we don’t really know what to expect. And, I think just in general we have to step back with nephrotic syndrome and realize we are at the very front edge of this program and we just have very little experience and I think it’s a little tricky to take one month and multiply it by three at this point in time. It’s not an unreasonable way to start but I think we just have to allow ourselves to be ready for some variability. As far as who contributed in the quarter, I’ll let Steve Cartt answer that question.

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Sure, Mario. I think it was a combination of some contribution from the four reps because we had five before; one was promoted into a manager position and some from the expansion. Now, their individual territories were shrunk down to make way for the additional 24 reps but they were generating some prescriptions. There were a few prescriptions that came from the activities of our specialty group as well and then some from the new group of the 24 reps. So, really it was across the board. We would expect going forward that the sales group that’s specific to nephrology is probably going to be driving the lion’s share of growth in NS for us.

Operator: Thank you. Our next question comes from the line of Biren Amin with Jefferies & Company. Please go ahead.

<Q – Biren Amin – Jefferies>: Hey, guys. Thanks for taking the questions. A couple of questions, first of all inventory levels. I am calculating the inventory stocking at about $5.6 million in the quarter. Is that a fair calculation?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Let’s see, so we did $60 million in the quarter; that’s $20 million a month. We think there is two to three weeks’ inventory in the channel. We shifted probably only two days of inventory so that’s too high. That’s too high a number. It’s probably much closer to $2 million or $3 million.

<Q – Biren Amin – Jefferies>: Okay. And, with regards to refills related to nephrotic syndrome, how is the company following refills given an average prescription could be associated with about seven vials?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Sure, let me answer that but first let me just – just to finish up on the inventory; we think the current level of inventory is in the normal range. So, we just – in the last quarter it was a little high but in this quarter, but net-net, they were both in the normal range. So, we think that there is probably a $2-million to $3-million, $0.02 to $0.03 impact on Q3 from an inventory point of view, and we’re entering the fourth quarter slightly on the high side. Regarding refills in nephrology – again as Mike mentioned, we get data from CuraScript Pharmacy and so everything we know about nephrology and refills is coming from that source. So, we don’t see a lot of data because we’re only seeing a portion of the NS sales and the NS sales are pretty small and not that many patients have been through six months of treatment. But, we are seeing a pattern where a patient, if they take the drug, they are getting one or two – they’re probably getting two vials in the beginning, followed by some number of vials every month, one or two, until they’re done. Some patients stop early and we don’t know exactly why they stop early, could be that they don’t like getting some shots or that they have a side effect or something. So, does that give you the answer you wanted?

<Q – Biren Amin – Jefferies>: Yeah. And, with regards to the MS prescriptions, what percentage of scripts in the quarter were driven by the top 10 reps? And, also what percent were driven by the top 10 prescribers?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: We don’t actually have that exact information, but I’d say it’s a normal distribution to what it was – has been in the past. So, in the past about two-thirds or three-quarters of our MS reps reached or exceeded their goals and all of the stats with respect to prescribers are improving, whether – no matter how you’re looking at it. When you look at it year-over-year, the number of prescribers prescribing for the first time, the number of prescribers with 10 or more, all those kind of stats are roughly double or more. So, everything looks to be in the normal range with the distribution of doctors and with reps.

<Q – Biren Amin – Jefferies>: All right, great. Thanks for taking my question.

Operator: Thank you. Our next question comes from the line of Tim Chiang with CRT Capital Group. Please go ahead.

<Q – Tim Chiang – CRT Capital Group LLC>: All right, thanks. Don, can you comment about the average vials per script figure for each of the indications? Has that number remained pretty stable?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Well, first of all, Tim, again because we only get data from one pharmacy, our visibility into the average number of vials per script is limited – severely limited. Based on the limited information, we think the numbers that we’ve given in the past are still the best numbers, nothing changed during the quarter. So, it would be roughly 1.5 to 2 vials per MS; approximately 4 vials, maybe a little bit more for IS; and 6.5 to 7 vials for nephrotic syndrome.

<Q – Tim Chiang – CRT Capital Group LLC>: Okay. And, then maybe just one follow-up; are you getting any increased push-back from managed care with Acthar at this point? Or, what comments can you provide in terms of reimbursement at this point?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Okay. We will have Steve answer that question.

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>:. Very good question, that’s something we’re constantly monitoring and working on. I think over time payers have given a little more pushback and this is over the last two to three years. Now I think we’ve gotten increasingly good at targeting the right types of patients and ensuring that the offices are giving the proper documentation for why Acthar is appropriate therapy for those patients. So we’re hitting the bull’s-eye in terms of patient population that we’re driving prescriptions for and we’re supporting the offices better. We are getting better at working with the plans through our reimbursement hub. So while the insurance companies have over time been a little more resistant, we’ve been increasingly improving our whole approach to targeting the right kind of patients and supporting the offices.

So overall, it’s kind of a draw between us and the payers and we expect that will be the case going forward. So overall, our coverage remains very, very high across all of our key therapeutic area.

<Q – Tim Chiang – CRT Capital Group LLC>: Okay. I’ll just ask one follow-up and I won’t ask any more questions. But you mentioned that the operating expenses are going to go up most likely around 20%. It seems like your SG&A costs were actually pretty flat Q3 versus Q2, could you talk a little bit more about how the operating costs are going to ramp, or are they – is there a chance that it could exceed 20% growth in Q4 at this juncture?

<A – Don Bailey – Questcor Pharmaceutical, Inc.>: I will let Mike Mulroy, our CFO answer that question.

<A – Michael Mulroy – Questcor Pharmaceuticals, Inc.>: So, as I mentioned, we’ll have a full quarter of the nephrotic sales net force. We’ll also have expanded R&D costs as we move forward – continue to move forward with our trial activity. G&A will fill in a bit, in part just filling in some empty positions here at the company, but it will be scattered around the company. I think we saw – we were expecting higher expenses in Q3 and some of those expenses just didn’t happen and some of them got pushed out. So we’ll see a little bit of catch-up in Q4. That’s how we basically got to the 20%.

On the last call, we talked about sequential growth in OpEx Q2 to Q3 and then Q3 to Q4 of 10% from quarter-to-quarter-to-quarter and we’re just going to see that and we expect to be a bit more lumped into Q4.

<Q – Tim Chiang – CRT Capital Group LLC>: Okay, great. Thanks much. Great quarter.

Operator: Thank you. Our next question comes from the line of Yale Jen with Maxim Group. Please go ahead.

<Q – Yale Jen – Maxim Group Securities>: Good afternoon, and congrats on the very good quarters.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Thanks, Yale.

<Q – Yale Jen – Maxim Group Securities>: Just two questions – one question and a follow-up. The first question is could you give us some breakdown in terms of revenue for the three indications: NS, MS, IS and maybe others?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Steve, you want to answer that?

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Sure. Hi, Yale.

<Q – Yale Jen – Maxim Group Securities>: Hi. How are you?

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Good question. We’re always looking at those numbers of course. Yes, so we currently in Q3 appear to be at roughly $150 million run rate in MS. And in NS, it’s in the roughly $30 million annualized rate range. For IS, we seem to be kind of flat at around $45 million. Then we have the balances among other indication smattering of other scripts that we get, so about $150 million for MS, about $30 million for NS, about $45 million for IS.

<Q – Yale Jen – Maxim Group Securities>: Okay. Great. Thanks a lot. And just a follow-up question that you are going to present data’s in the ASN meetings. One of this data to be presented evolve in the diabetic patients and do you have any thoughts in terms of giving that data, what kind of future development or thoughts you might have going forward? Thanks.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Sure. So, what Yale’s referring to here is diabetic nephropathy.

<Q – Yale Jen – Maxim Group Securities>: Yes.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Use of Acthar in diabetic nephropathy. Diabetic nephropathy is not currently on Acthar’s label, but there is some interesting data that’s come out of a study that’s going to be presented at ASN, that shows a pretty good efficacy for Acthar in treating that condition. And so, we are continuing to explore that particular therapeutic area. Right now, our priorities are within any indication that’s on label, but amongst the off label indications that currently has the number one spot.

<Q – Yale Jen – Maxim Group Securities>: Okay. Thank you.

Operator: Thank you. Our next question comes from the line of Jim Molloy with ThinkEquity. Please go ahead.

<Q – Jim Molloy – ThinkEquity LLC>: Hey guys, thanks for taking my question. I wanted to. . .

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Hey, Jim.

<Q – Jim Molloy – ThinkEquity LLC>: . . .ask on the rebate rates, they came down across the board in all the groups pretty substantially, percentage of scripts rebated. Can you talk to how that number goes? Is that simply bounces around and who knows where it will be or are you guys getting better at targeting the right patients that will get reimbursed, so can you talk a little bit about that going forward?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Sure. So we find that the percentage utilization is generally fairly constant within each therapeutic area, so within infantile spasms approximately 40% to 45% of babies are covered by Medicaid, within the adult populations for MS and for nephrotic syndrome, they are in the 5% to 10%. So the reason that – overall that number is dropping is because on a relative basis, our IS business is growing slowly, but the MS and the nephrotic syndrome, the adult therapeutic areas, those sales are growing rapidly. So it’s just a mix of sales that’s causing the Medicaid percentage to come down.

<Q – Jim Molloy – ThinkEquity LLC>: Okay. Thank you for that. And then I guess a follow-up question would be I know that lupus is an area that you are looking at. Has there been any new data coming out or I think you have one person working on that. Can you talk a little bit about how that’s tracking and when that might go?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Yeah, I’ll let Steve Cartt answer that.

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Lupus is an area that’s very interesting to us obviously it’s a not a label, we have three labeled indications for maintenance, lupus flairs as well lupus nephritis. We are currently evaluating that market. I think there could be some potential there, but we have some more work to do. One of the steps is to get the first cohort of patients on drug and we’re having some conversations with a small group of doctors that are interested in doing that. So we hope to progress this evaluation over the next several months and we’ll be updating you guys further.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Yeah I want to put this in perspective so, nephrotic syndrome we are just now kind of building out a sales force. We have just done that during the third quarter. We started looking at nephrotic syndrome more than three years ago and started talking to investors about nephrotic syndrome three years ago. And lupus is just at that starting point that nephrotic syndrome was three years ago. We hope to shorten the time period from this initial conversation to when we start to see revenue, but that’s where we are just to put it in perspective.

<Q – Jim Molloy – ThinkEquity LLC>: Okay. Thanks for taking the question.

Operator: Thank you. Our next question comes from the line of Patrick Lin with Primarius Capital. Please go ahead.

<Q – Patrick Lin – Primarius Capital LLC>: Hi, guys. Thanks for taking the call. I have two quick questions here. The first one is, I know you have the sales force build out, but can you expand a little bit about, how things went in terms of – what went well and what still took, or is taking time to tweak and what you guys would like to improve upon?

And then the second is I usually just, I like to get a preview of where you guys might be in terms of conferences coming up, you mentioned ASN, but if there any other conferences that’d be great? Thank you.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Okay. Well, I’ll set Steve up here to answer the first part of that question by saying, it’s hard not see that – believe that virtually everything went well, especially looking at the results. So, but there are always things to improve, it’s hard to say anything really was off track too much, but I’ll ask Steve. . .

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Sure. And I’ll let Eldon comment on the caliber of personnel that he was able to bring onto his team on the nephrology sales force. But as far as the challenges we’re looking at, we have what are essentially a new team of reps, now most of them are experienced in nephrology, but a new team of reps with a new drug in this new market of ours. So there is a lot of news and covering prescriptions on the payer side is relatively new for them, they are used to covering scripts in MS and IS and now they have a new script, it’s very valuable for nephrotic syndromes. That’s a little bit of news because there’s lot of new pieces coming together, so that’s probably – that itself is our biggest challenge and also our biggest opportunity of course, but I’ll let Eldon comment on the caliber of the folks we’ve been able to bring in.

<A – Eldon Mayer – Questcor Pharmaceuticals, Inc.>: Yes Steve. We’ve filled our positions in nephrology, so we’ll speak about that, all 28, very quickly. There was a great deal of interest in Questcor. A lot of them – virtually all of them had extensive experience in nephrology and we were able to really have our pick from a very high caliber and very experienced set of representatives. So that’s one thing.

The other thing I’ll add is that as you may know, selling Acthar is not your typical pharmaceutical sell, it’s difficult – can be difficult and a little more complicated, specially on the reimbursement side. And so we’ve learnt that and we’ve seen a more clear picture of the type of individual we need and so I think we were able to attract not only good people, but the right kind of people that we need and I think that’s part of the reason why we’re seeing some early, but promising results from these people.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: As far as the conferences go, we have kind of two sets of conferences. We have medical conferences and we have investor conferences. So we will be at ASN in Philadelphia, here second week of November, that’s American Society of Nephrology. We’ll be at the Child Neurology Society meeting that’s actually starting I think tomorrow or the next day so that’s this week, then in later on in the quarter, there’s AES, which is the American Epilepsy Society. So that’s it on the business side.

On the investor side we’ll be in San Francisco for CLSA. We’ll be in New York twice, one for Piper Jaffray, the other time for the Oppenheimer conference. We have marketing, Investor Marketing Day set up in Atlanta and Philadelphia and I’m sure we’ll do at least New York. So that’s the activity, Patrick.

<Q – Patrick Lin – Primarius Capital LLC>: Terrific. Thanks and congrats again on the quarter.

<A – Eldon Mayer – Questcor Pharmaceuticals, Inc.>: Thank you.

Operator: Thank you. [Operator Instructions] Our next question comes from the line of Bernard Horn with Polaris Capital. Please go ahead.

<Q – Bernard Horn – Polaris Capital Management LLC>: Hi. Yeah, thanks for the call and I just had one question that’s actually kind of a related question to the nephrology new reps. I’m just wondering if, in addition to what you’ve already just answered the question whether or not they were – where did these people come from. I wasn’t quite sure from your response whether they were internal transfers or they were coming from other companies and if so can you elaborate a little bit more on that?

The second question is just more a question on the balance sheet account, the sales-related reserve and I was wondering if there is an lumpiness or any characteristics of that – of a change in that account especially with respect to the idea you had kind of very lumpy some large orders on the first and last day of the month and whether or not it affected that account anyway relative to the prior quarter? That’s all. I’m going to go back on mute because the good news is my cell phone is working Don, but the bad news is that you might get some background noise.

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>:. Thanks, Bernie. So most of the nephrotic syndrome people if not all of them came from current nephrology companies. One of them in particular was involved in a major merger acquisition and so there were some disruption at that company and we were able to – we were the beneficiary of that, so we picked up a lot of experience people that had 5 to 10 years or even more experience with Genzyme. So I think that answers that question pretty much. So sales related reserve.

<A – Michael Mulroy – Questcor Pharmaceuticals, Inc.>: I wouldn’t say that the order at the end of the period really had any different effect that any other order. But on the topic we talked in the past about under health care reform the Medicaid MCO population which came in back in late March. And we’ve yet to be billed by several states as they continue to figure out how to put systems in place to get bills out. So that reserve, and we reserve for those sales quarterly, an element of that reserve just continues to build because it’s not being relieved by getting bills from states. That’s the kind of one lumpy piece that we would expect to get billed for at some point.

Operator: Thank you. Our next question comes from the line of Yale Jen with Maxim Group. Please go ahead.

<Q – Yale Jen – Maxim Group Securities>: Thanks for taking the follow up question. Just briefly in terms of the nephrologists, what’s the current number of prescribing nephrologists for Acthar?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: Well, let’s see, we had 60 prescriptions in the quarter plus that were paid and then some that were Medicaid and some that went out through our safety net programs and so there were over 60 prescribers in the quarter. So roughly three quarters of the scripts were written by new prescribes and others were written by older prescribers.

<Q – Yale Jen – Maxim Group Securities>: Okay, great. Thank a lot and the last one is that, it seems that the IS overall both in the script, total script as well as the pay script has increased compared to last year and probably few quarters and at least for this year so far. Is there a more stabilized, not only more stabilized, but actually, some sort of potential very fractal growth in this space as well?

<A – Don Bailey – Questcor Pharmaceuticals, Inc.>: I’ll let Steve take a shot at that one.

<A – Stephen Cartt – Questcor Pharmaceuticals, Inc.>: Yeah. We’re scratching our heads a little bit looking at the trends there as well. There has been so much fluctuation quarter-to-quarter over a very long period of time, it’s hard to conclude anything unless you see a very long trend line. We are encouraged the script results have been pretty solid over the last quarter or two and we like what we see. Whether or not that means it’s stabilized at the high end of the range, we don’t know. We’re cautiously optimistic that there might be some modest growth potential over a long period but that’s really not what’s going to be driving our growth curve, it’s going to be – at least how we’re viewing it, it’s more on the NS and the MS side.

<Q – Yale Jen – Maxim Group Securities>: Okay. Thanks a lot. I appreciate it.

Operator: Thank you. And our final question comes from the line of Jim Molloy with ThinkEquity. Please go ahead.

<Q – Jim Molloy – ThinkEquity LLC>: Hey, Yale grabbed my last question expect for the MS team any thoughts on expansion of that team going forward and timing on that?

<A – Don Bailey – Questcor Pharmaceutical, Inc.>: Sure. So again I’ll let Steve chip the final word in here.

<A – Stephen Cartt – Questcor Pharmaceutical, Inc.>: Sure. Obviously with previous expansions, they’ve been highly profitable for the company, so I think our leaning is towards looking at should we do further expansions down the road. That’s something we’re continually evaluating. I think Eldon and his team have done very, very well. The more reps we seem to give them, the better they do. So we like that kind of a pattern. And I think we’re in the process of evaluating across all of our core therapeutic areas what kind of level of sale, support is most appropriate. So I don’t have any answer for you right now, but we’ll be looking at it.

<Q – Jim Molloy – ThinkEquity LLC>: No, that makes sense. Thank you very much for taking the question.

<A – Don Bailey – Questcor Pharmaceutical, Inc.>: Good.

Operator: Thank you. At this time, I’d like to turn the conference back to management for closing remarks.

Don Matthew Bailey, President, Chief Executive Officer & Director

Okay, well, thanks for calling in and we look forward to speaking to you in probably late February. And again if you have questions or further comments, please email me, so I can get back with you. Take care. Bye-bye.

Operator: Ladies and gentlemen, this concludes the Questcor third quarter conference call. If you would like to listen to a replay of today’s conference, please dial 1800-406-7325 or 303-590-3030, and enter the access code of 4480054 followed by the pound sign. Thank you for your participation, you may now disconnect.